Exhibit 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

May 20, 2024

Board of Directors

AtomBeam Technologies, Inc.

We hereby consent to the inclusion in the Offering Circular (or other associated documents) filed under Regulation A tier 2 on Forms 1-A, 1-A POS or 1-K of our reports dated April 22, 2024, with respect to the balance sheets of AtomBeam Technologies, Inc. as of December 31, 2023 and 2022 and the related statements of operations, shareholders’ equity/deficit and cash flows for the calendar years ended December 31, 2023 and 2022 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group, LLC

IndigoSpire CPA Group, LLC

Aurora, Colorado